UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed	by a Party other than the Registrant ☐

Check	the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WisdomTree, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

Sean M. Donahue

Andrew H. Goodman

Goodwin Procter LLP

1900 N Street NW

Washington, DC 20036

(202) 346-4207

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On June 7, 2023, WisdomTree, Inc. (“WisdomTree”) issued a press release announcing that Institutional Shareholder Services and Glass Lewis have both recommended that stockholders vote “for” WisdomTree nominees Lynn S. Blake, Daniela Mielke, Shamla Naidoo and Jonathan Steinberg at WisdomTree’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”), and that Glass Lewis also recommended that stockholders vote “for” WisdomTree nominee Win Neuger at the 2023 Annual Meeting. A copy of the press release is set forth below.

Leading Independent Proxy Advisory Firms ISS and Glass Lewis Support WisdomTree’s New Director Nominee Shamla Naidoo and Recommend Against ETFS Capital Chairman Graham Tuckwell

ISS and Glass Lewis highlight WisdomTree’s significant Board refreshment and corporate governance enhancements, with Glass Lewis endorsing current strategy and emphasizing “positive momentum,” “outperformance” and merits of strategic investment in future growth initiatives

Glass Lewis also supports WisdomTree nominee Win Neuger

WisdomTree commits to rotating at least two of three Board committee chairs by end of 2023

WisdomTree urges stockholders to vote TODAY on the WHITE proxy card “FOR” ALL SIX of its director nominees, including highly qualified and experienced Win Neuger and Frank Salerno

NEW YORK, June 7, 2023 – WisdomTree, Inc. (NYSE: WT) (“WisdomTree” or the “Company”), a global financial innovator, today announced that in their separate reports regarding the Company’s 2023 Annual Meeting of Stockholders (“2023 Annual Meeting”), two independent proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis, have both recommended that stockholders vote “FOR” Lynn S. Blake, Daniela Mielke, Shamla Naidoo and Jonathan Steinberg. Glass Lewis also recommended that stockholders vote “FOR” Win Neuger. Both ISS and Glass Lewis recommended stockholders “WITHHOLD” on ETFS Capital chairman Graham Tuckwell, and Glass Lewis further recommended that stockholders “WITHHOLD” on ETFS Capital nominee Bruce Aust.

Frank Salerno, Chair of the WisdomTree Board of Directors, said, “We are pleased that ISS and Glass Lewis recognize our commitment to Board refreshment and strong corporate governance. We have appointed five new, independent directors over the past two years who bring the fresh perspectives and relevant expertise needed to oversee our strategy. The combination of these new directors with longer serving directors like Win Neuger and myself creates the right balance of experience and knowledge in our boardroom. For this reason, it is imperative that ALL SIX of our nominees are elected. Each of our nominees contributes extremely valuable skills and experience, the benefits of which would be lost to WisdomTree if replaced by any of the unqualified ETFS Capital nominees.

“By the end of 2023 at least two of our three committee chairs will rotate, and we believe our current directors have the qualifications to take on these leadership roles and continue to meaningfully contribute to our growth. Increasing the number of independent directors with less than two years of experience on the Board to six of eight directors, however, would be incredibly disruptive to this Board and to any board, and counter to good corporate governance. We strongly urge stockholders to vote “FOR” ALL SIX of WisdomTree’s director nominees on the WHITE proxy card today.”

Regarding WisdomTree’s performance and Board refreshment efforts, ISS and Glass Lewis wrote in their reports1:

•

“We believe it is important for investors to recognize that the Company’s recent outperformance has coincided with strong growth in AUM, near-record levels of quarterly net inflows, totaling approximately $24 billion from April 2020 to April 2023, as well as an upgrade to, and an initiation of coverage at, a ‘buy’ rating in the Company’s stock. In our view, these factors have in large part contributed to the Company’s recent outperformance, potentially to a greater extent than the Dissident’s renewed campaign.” – Glass Lewis

•

“…WisdomTree stock trades at a forward P/E multiple that is nearly double the average trading multiple of the asset manager peer group, which the Company believes is due to WisdomTree’s competitive advantages, long-term growth trajectory and industry-leading inflows.

[1]	Permission to use ISS and Glass Lewis quotations was neither sought nor obtained. Emphasis added.

We are inclined to agree with the board on these points, which somewhat undercuts the Dissident’s narrative that recent improvements are due mostly to its efforts to enact further change. We also agree that recent stock price performance and favorable ratings by analysts demonstrate that the investment community recognizes the positive momentum in the Company’s business as well as the potential upside of its strategy, which the Dissident has in many respects refused to acknowledge.” – Glass Lewis

•

ISS data demonstrates that WisdomTree’s TSR relative to peers reflects WisdomTree’s positive momentum and growth trajectory. The report cites one-year TSR through June 2, 2023 for WisdomTree of 22.0% versus a peer median of -1.7% and a three-year TSR through June 2, 2023 of 187.5% versus a peer median of 106.2%.

•

“The company’s corporate governance and board composition have improved over the past two years. The board has expanded to nine directors, features gender and racial diversity, and has undergone significant refreshment, with five directors having tenures of under two years. In addition, the company submitted and received shareholder approval for a declassification proposal at the 2022 AGM, and will be fully declassified by 2024.” – ISS

•	“[Shamla] Naidoo’s experience in cybersecurity and digital innovation brings in expertise required to continue the investments into digital and tokenization.” – ISS

Regarding ETFS Capital’s demands that WisdomTree add Mr. Tuckwell to the Board and change its strategy, ISS and Glass Lewis wrote in their reports:

•	“Tuckwell’s contentious history with the company suggests that his addition to the board may be too disruptive at this time.” – ISS

•

“Having evaluated the arguments presented by ETFS Capital as well as the board’s responses, and after engaging with both sides and their respective director nominees, we believe the incumbent board and management team have provided a compelling defense of the Company’s overall strategy and recent performance. As such, we are not inclined to recommend support for the Dissident’s entire slate, particularly given ETFS Capital’s alternate vision for WisdomTree and its lack of belief in WisdomTree’s digital asset strategy.” – Glass Lewis

•

“Although the strategy is not without risk and uncertainty, and while much work remains to be done on the execution front, at this juncture we believe the Company is justified in pursuing its digital assets strategy given the potential upside and the early successes to date. Given the Company’s early-mover advantage and market-leading position in tokenization and digital assets, its innovative product suite and a proprietary distribution channel through WisdomTree Prime, we believe the Dissident’s calls to shutter or abandon these initiatives are premature.” – Glass Lewis

•

“Ultimately, we find management’s articulated vision for WisdomTree and the early results it has achieved to be more compelling than the Dissident’s plan, which seems narrowly focused on the core ETF issuance business while the industry is potentially on the verge of significant disruption and evolution.” – Glass Lewis

Both ISS and Glass Lewis also recommended that stockholders vote in favor of WisdomTree’s executive compensation proposal, with ISS noting that “pay and performance are reasonably aligned for the year in review” and Glass Lewis stating that “the compensation program places a sufficient focus on performance-based compensation, and continues to align pay and performance.”

In their respective reports, ISS and Glass Lewis each affirm WisdomTree’s path forward, including the Company’s digital assets, tokenization and blockchain-enabled finance strategy. Glass Lewis further noted that the Operations and Strategy Committee of the Board, which was formed in 2022 and comprised of four independent directors – including Lynn S. Blake and another director nominated by ETFS Capital – unanimously endorsed WisdomTree’s strategy and leadership.

WisdomTree urges stockholders to consider the significant, irreplaceable skills and experience that Frank Salerno and Win Neuger bring to the Board and vote the WHITE card “FOR” ALL SIX of WisdomTree’s nominees:

•

Frank Salerno has decades of experience in the asset management industry, which is directly relevant to WisdomTree’s core business. He spent nearly twenty years at Bankers Trust Company, where he was involved with all aspects of the money management business. He helped Merrill Lynch start an institutional asset management business, and oversaw index funds, quantitatively managed active funds, private equity and hedge fund businesses. He became WisdomTree’s first independent director in 2005, and has provided major contributions to the development of the Company’s ETF business ever since, helping the Company grow from infancy, fostering an industry-leading company culture and ensuring that the Company and Board operate at the highest level of ethics and professionalism. He stands in stark contrast to the conflicted and unqualified ETFS Capital nominees.

•

Win Neuger has decades of experience in senior management positions in the asset management industry, expertise directly relevant to WisdomTree’s business. He grew AIG’s global investment portfolio into a company with $753 billion in assets and oversaw the growth of significant assets at prior roles at Bankers Trust, Western Asset Management and Northwestern National Bank. From years of WisdomTree Board service he has gained a deep understanding of the Company, its business model and strategy. He has executive leadership experience and expertise in ETFs, accounting, financial reporting and corporate governance. Under his leadership of the Nominating and Governance Committee, the Company has added five new directors in just the past two years, all of whom are diverse and now form a majority of the Board.

None of their experience and capabilities could be duplicated by either Tonia Pankopf or Bruce Aust (neither of whom have ETF experience at any level).

Mr. Salerno added, “As Glass Lewis has recognized, ETFS Capital lacks a compelling alternate vision for WisdomTree, and as ISS observed, adding Mr. Tuckwell to WisdomTree’s Board would only serve to disrupt the Board and WisdomTree’s operations. We are confident that our current strategy and plan to enhance Board oversight will best position WisdomTree for stockholder value creation. We are pleased that ISS and Glass Lewis have recommended against Mr. Tuckwell and his misguided plans for WisdomTree, and urge stockholders to protect their investment in WisdomTree by voting the WHITE proxy card to reject ETFS Capital’s risky agenda.”

Advisors

BofA Securities is serving as financial advisor, and Goodwin Procter LLP is serving as legal counsel to WisdomTree. Innisfree M&A is serving as proxy solicitor and H/Advisors Abernathy is serving as strategic communications advisor.

About WisdomTree

WisdomTree is a global financial innovator, offering a well-diversified suite of exchange-traded products (ETPs), models and solutions. We empower investors to shape their future and support financial professionals to better serve their clients and grow their businesses. WisdomTree is leveraging the latest financial infrastructure to create products that provide access, transparency and an enhanced user experience. Building on our heritage of innovation, we are also developing next-generation digital products and structures, including digital funds and tokenized assets, as well as our blockchain-native digital wallet, WisdomTree Prime™.

WisdomTree currently has approximately $91.4 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree, Inc. and its subsidiaries worldwide.

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” “views,” and similar expressions. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including, but not limited to, the impact and contributions of the slate of director nominees WisdomTree has nominated, the effectiveness of WisdomTree’s board refreshment process in identifying candidates with the set of skills to oversee WisdomTree’s strategy, the ability of the candidates proposed by Mr. Tuckwell to enhance WisdomTree’s board or enhance its strategy, and WisdomTree’s ability to achieve its financial and business plans, goals and objectives and drive stockholder value, including with respect to its ability to successfully implement its strategy relating to WisdomTree Prime™, its ability to continue to make achievements in AUM, levels of net inflows, analyst ratings, P/E multiple and stock price performance and other risk factors discussed from time to time in WisdomTree’s filings with the Securities and Exchange Commission (“SEC”), including those factors discussed under the caption “Risk Factors” in its most recent annual report on Form 10-K, filed with the SEC on February 28, 2023, and in subsequent reports filed with or furnished to the SEC. WisdomTree assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Important Additional Information and Where to Find It

WisdomTree filed a proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from WisdomTree stockholders for WisdomTree’s 2023 Annual Meeting. WISDOMTREE STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ WISDOMTREE’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING WHITE PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents that WisdomTree files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on WisdomTree’s Investor Relations website at https://ir.wisdomtree.com/sec-filings or by contacting Jeremy Campbell, Head of Investor Relations, at jeremy.campbell@wisdomtree.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Investors and stockholders can find out more about the proxy vote at the 2023 Annual Meeting by visiting the WisdomTree investor relations website and navigating to the page entitled “2023 Annual Meeting”: https://ir.wisdomtree.com/2023-annual-meeting-proxy-vote.

Disclaimer

WisdomTree has neither sought nor obtained the consent from any third party to use any statements or information contained in this press release that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Contact Information

Investor Relations

WisdomTree, Inc.

Jeremy Campbell

+1.646.522.2602

Jeremy.campbell@wisdomtree.com

or

Innisfree M&A Incorporated

Jonathan Salzberger / Scott Winter

+1.212.750.5833

jsalzberger@innisfreema.com / swinter@innisfreema.com

Media Relations

WisdomTree, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com / wisdomtree@fullyvested.com

or

H/Advisors Abernathy

Jeremy Jacobs / Dana Gorman

+1.202.774.5600 / +1.212.371.5999

jeremy.jacobs@h-advisors.global / dana.gorman@h-advisors.global

Category: Business Update